EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

M. KEVIN MCEVOY ELECTED TO THE EMCOR GROUP, INC. BOARD OF DIRECTORS

NORWALK, CONNECTICUT, June 2, 2016 - EMCOR Group. Inc. (NYSE: EME) today announced the election of M. Kevin McEvoy to the Company’s Board of Directors at its 2016 Annual Meeting of Stockholders at which the Company’s incumbent directors standing for re-election were also elected.

Mr. McEvoy, 65, is the Chief Executive Officer of Oceaneering International, Inc. (NYSE: OII) a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deep water applications. Mr. McEvoy first joined Oceaneering in 1984, and has been its Chief Executive Officer and a member of its Board of Directors since 2011. Oceaneering provides offshore oil and gas companies with deep water products and services which enable exploration, development and production activities around the world.

Stephen W. Bershad, Chairman of the Board of EMCOR Group, Inc. commented, “We are pleased to welcome Kevin to the team. With his strong background and deep knowledge of and experience in the energy services industry, Kevin is an ideal addition to the EMCOR Board of Directors. I look forward to leveraging Kevin’s strategic, operational and financial vision and leadership as we continue to grow our business and drive value for our shareholders.”

Mr. McEvoy also currently serves as Chairman of the National Ocean Industry Association, a director of the Petroleum Equipment Suppliers’ Association, and is a member of the National Petroleum Council.

Mr. McEvoy served in the U.S. Navy from 1972 to 1976 and was a Lieutenant Commander in the United States Reserve from 1976 to 1989. He received a B.S., Geology and Biology from Brown University and an M.B.A. from Texas A&M University.

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EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2015 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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